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                                                                     Exhibit 5.2


                                December 23, 1998


Brandywine Realty Trust
14 Campus Boulevard
Newton Square, Pennsylvania 19073

         Re:      Registration Statement on Form S-3
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Ladies and Gentlemen:

                We have served as Maryland counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of (i) 750,000 Series A Preferred Shares of Beneficial Interest, $.01 par value per share (the "Preferred Shares"), which previously have been issued in connection with the acquisition of a portfolio of properties (the "Acquisition") by the Operating Partnership of which the Company is the general partner and (ii) 2,542,990 Common Shares of Beneficial Interest, $.01 par value per share (the "Common Shares"), of the Company (collectively, the "Shares"), covered by a Registration Statement on Form S-3, and all amendments thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

        1. The Registration Statement, including the related form of prospectus included therein, in the form in which it was transmitted to the Securities and Exchange Commission (the "Commission") under the 1933 Act;

        2. The Amended and Restated Declaration of Trust of the Company, as amended (the "Declaration"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

         3. The Bylaws of the Company, certified as of a recent date by its Secretary;

        4. Resolutions adopted by the Board of Trustees, or a duly authorized committee thereof, of the Company relating to the sale, issuance and registration of the Shares, certified as of a recent date by the Secretary of the Company;

         5. The form of certificate evidencing a Common Share, certified as of a recent date by the Secretary of the Company;

         6. The form of certificate evidencing a Preferred Share, certified as of a recent date by the Secretary of the Company;

         7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        8. A certificate executed December 23, 1998 by Brad A. Molotsky, Secretary of the Company, which we have assumed is true and correct as of the date hereof; and

        9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

        1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.




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        2. Each individual executing any of the Documents on behalf of a party
(other than the Company) is duly authorized to do so.

        3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

        4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, and there has been no waiver of any provision of the Documents, by action or omission of the parties or otherwise.

        5. The Shares will not be transferred in violation of any restriction or limitation contained in the Declaration.

        6. The Company will be in good standing with the SDAT on the date on which the Securities are actually issued.

              The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2. The Common Shares are duly authorized and (assuming that the sum of:
(a) all common shares of beneficial interest issued as of the date hereof (not including any of the Common Shares), (b) any common shares of beneficial interest issued between the date hereof and the date on which any of the Common Shares are actually issued (not including any of the Common Shares) and (c) the Common Shares, will not exceed the total number of common shares of beneficial interest that the Company is then authorized to issue) will be, upon issuance in accordance with their terms and resolutions of the Board of Trustees of the Company authorizing their issuance, validly issued, fully paid and nonassessable.

        3. The Preferred Shares issued by the Company in connection with the Acquisition have been duly authorized and are validly issued, fully paid and nonassessable.

              The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state laws, including the securities laws of the State of Maryland or federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

             We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Pepper Hamilton LLP, counsel to the Company) without, in each instance, our prior written consent.




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                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP
                                      ------------------------------------------
                                      Ballard Spahr Andrews & Ingersoll, LLP